DATED day of                                 2004

IDEAL HARDWARE LIMITED

- and-
GRAEME WATT

SERVICE AGREEMENT

WEDLAKE BELL

16 Bedford Street
Covent Garden
London WC2E 9HF

Direct Tel: 020 7395 3037
Direct Fax: 02073953104

Direct E-Mail: disrael@wedlakebell.com
Ref: DEI/68670IWB2.148774

THIS AGREEMENT is made on 2004

BETWEEN:-

1.	IDEAL HARDWARE LIMITED registered in England (Company No. 03969946) whose registered office is at Fountain Court, Cox Lane, Chessington, Surrey KT9 1S1 ("the Company"); and

2.	GRAEME WATT of21 Dalebury Road, Wandsworth Common, London SW17 7HQ ("the Executive").

WHEREBY the Executive is currently seeking a formal release from all contractual obligations owed to third parties that would fetter his ability to commence employment with the Company

AND subject to the Executive being free to commence employment with the Company on the Commencement Date (as defined below) without being in breach of any contractual obligation owed to any third party

IT IS AGREED that the Company shall employ the Executive upon and subject to the following terms and conditions:

IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement the following words and expressions shall have the following meanings unless the context otherwise requires:-

"Associated Company" means any company which is from time to time a holding company or a subsidiary (as those expressions are defined in Section 736 of the  Companies Act 1985) of the Company, or a subsidiary of any such holding company and so that "subsidiary" shall also include a subsidiary undertaking as defined in Section 258 of that Act;

"Board" means the board of directors of the Company from time to time, including any duly appointed committee or sub-committee;

"Confidential Information" means any information which the Executive knows or ought reasonably to know concerning the business of the Company or any Associated Company or any of its or their suppliers, agents, distributors, customers or others and which shall have been acquired, received or made by the Executive during the Term (whether or not expressly designated "confidential" and whether or not in legible or tangible form) including (without limitation) the matters set out in Schedule 2;

"Group" means the Company and the Associated Companies from time to time;

"Intellectual Property" means all copyright, moral rights, rights in the nature of copyright, trade secrets, patents, design rights, database rights, trade marks, service marks, logos, trading and business names, know how, other intellectual property rights and rights in the nature of intellectual property (in each case whether registered or not and including both registrations and applications therefor) and all rights or forms of protection of a similar nature or having equivalent or similar effect in any part of the world;

"Records" means notes, memoranda, tape recordings, films, photographs, plans, designs, drawings, computer data, software or any form of record (whether electronic or otherwise), material or document relating to any matter within the scope of the business, finances, management or administration of the Company or any Associated Company or any of their respective clients, customers, shareholders, employees, officers, suppliers, distributors and agents or concerning any of its or their respective dealings, transactions or affairs; and

"Term" means the term of the employment as defined in sub-clause 2.1.

1.2	Any reference in this Agreement to the employment of the Executive is a reference to the Executive's employment by the Company under this Agreement.

1.3
The headings in this Agreement (and any descriptive notes in brackets following references to statutes or to other documents) and any front or back sheet or cover and any index hereto are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4
Any reference in this Agreement to a person shall (unless the context otherwise requires) include a reference to a natural person and a body corporate and to any unincorporated body of persons including any firm, association, partnership, trust, society or charity.

1.5	Any reference in this Agreement to any "party" or to the "parties" are to the parties to this Agreement.

1.6	Save as herein expressly otherwise provided, expressions and words which are defined in the Companies Act 1985 shall have the same meanings in this Agreement.

1.7	This Agreement shall be binding upon and enure for the benefit of the parties' respective successors in title and assigns.

1.8
No right of any party to agree any amendment, variation, waiver, or settlement, under or arising from or in respect of this Agreement, or to terminate this Agreement, shall be subject to the consent of any person who has rights under this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

2.	APPOINTMENT AND TERM

2.1
The term of the employment shall commence on 13 April 2004 (the "Commencement Date") and, subject to Clause 14, shall continue until terminated by the Company or the Executive giving to the other not less than twelve months' notice in writing (the "Term").

2.2	The Executive shall provide his services as President of Europe for Bell Microproducts or in such other capacity as the Company may from time to time reasonably require.

2.3	The Executive's employment will begin on the Commencement Date, and the Executive's period of continuous employment for statutory purposes shall be deemed to have commenced on the same date.

3.	OBLIGATIONS DURING EMPLOYMENT

3.1	The Executive shall during the Term (unless prevented by sickness or injury):

3.1.1	devote the whole of his time, attention, skill and ingenuity during working hours (as described in Clause 5) to his duties under this Agreement;

3.1.2	faithfully and using his best endeavours carry out all work consistent with his position which may be required of him; and

3.1.3	faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to or vested in him by the Board;

3.1.4	comply with all reasonable and lawful requests made by the Board;

3.1.5	use his best endeavours to promote and protect and extend the business, regulation, welfare and the interests of the Company and the Group;

3.1.6	comply with all the Company's rules, regulations, policies and procedures from time to time in force;

3.1.7
give to the Board or such persons as it shall nominate at all times promptly (in writing if so requested) all such information and explanations as are known to the Executive regarding the affairs of the Company and the Group as the Board may require;

3.1.8
report to the Board any matters of concern that come to the Executive's attention, it being the duty of the Executive to report any acts of misconduct, dishonesty, breach of Company rules or breach of any of the rules of any relevant regulatory bodies committed, contemplated or discussed by any other member of staff or other third party. The Company shall keep confidential whatever is reported save as required by law or a court or authority of competent jurisdiction;

3.1.9	work from the Company's premises in Chessington, Surrey or such other location in the United Kingdom as the Company shall require;

3.1.10
travel on Company or Associated Company business in the United Kingdom or overseas as the Company or Associated Company may from time to time require or as may be necessary for the fulfilment of his role as President for Europe.

3.2
The Company reserves the right to suspend all or any of the Executive's duties and powers on such terms as it considers expedient (including a term that the Executive shall not attend at the Company's or any Associated Company's premises and/or that the Executive shall not contact or have dealings with any customer, client, supplier or employee of the Company or any Associated Company) or to require the Executive to carry out the duties of another position either in addition to or instead of his duties as President for Europe of Bell Microproducts.

3.3
The Company shall be under no obligation to assign any duties to the Executive and shall be entitled to exclude him from its premises. The Executive shall remain bound by his obligations of good faith, fidelity and loyalty to the Company during such suspension, and shall continue to receive his full salary and benefits.

3.4
The Company reserves the right to assign its rights and obligations under this Agreement to any Associated Company and thereafter any reference to the Company in this Agreement shall be a reference to any such Associated Company.

4.	INTERESTS IN OTHER BUSINESSES

4.1
During the Term the Executive shall not (unless the Board shall in its absolute discretion so consent in writing) carryon or be concerned, engaged or interested in or assume responsibilities or duties for, whether directly or indirectly in relation to, any person whether corporate or not (other than any of the businesses of the Group) save that notwithstanding this Clause the Executive may:

4.1.1
be interested as a holder directly or through nominees for investment purposes only in any securities in any person which are for the time being admitted to trading on a recognised stock exchange provided that none of the holdings of such securities in which the Executive shall be so interested shall at any time exceed three per cent in aggregate of the nominal value of the securities concerned for the time being in issue; and

4.1.2
to the extent that and only for so long as the Board shall in its absolute discretion so consent in writing, be concerned or take an interest in or assume responsibilities or duties in any person, provided always that:

4.1.2.1	the business or activity of such person does not conflict nor compete with and is not likely to conflict or compete with any business of the Company or any Associated Company; and

4.1.2.2
the Executive's concern and interest in and responsibilities and duties towards such person do not and are unlikely to interfere with the proper performance of the Executive's duties under this Agreement.

4.2
Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any inducement, discount, rebate or  commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by him) by or on behalf of the Company or any Associated Company and if he (or any firm or company in which he is interested) shall obtain any such discount, rebate or commission he shall account to the Company or the relevant Associated Company for the amount received by him (or a due proportion of the amount received by such -company or firm having regard to the extent of his interest therein).

5.	HOURS OF WORK

The Executive shall work such hours as are necessary or appropriate from time to time to carry out his duties properly and effectively, with no allowance or additional payment for overtime. In particular, the Executive agrees that for the purposes of the Working Time Regulations he is an autonomous worker; without prejudice to this belief of the parties, the Executive agrees whenever necessary to work longer than 48 hours per week. The Executive may withdraw his consent to working in excess of 48 hours per week on three months' written notice to the Company.

6.	REMUNERATION AND BENEFITS

6.1
The Company shall pay the Executive during the Term a salary at the rate of £285,000 per year (inclusive of any director's fees payable by the Company or any Associated Company) less deductions for tax and National Insurance Contributions (Base Salary) which shall accrue from day to day and shall be payable by twelve equal monthly  instalments in arrears, on or about the last working day of each calendar month by credit transfer direct to the Executive's bank account.

6.2	The Executive's salary may be reviewed from time to time at the absolute discretion of the Board.

6.3
The Executive agrees and hereby authorises the Company to deduct from any wages (as defined in Part II of the Employment Rights Act 1996) due to the Executive any sums due from the Executive to the Company or any Associated Company.

6.4
The Company shall pay the Executive a car allowance of £6,000 per year, payable by equal monthly instalments on or about the last working day of each month, provided the Executive shall remain eligible to drive in the UK.  In addition, the Company will pay the Executive a mileage rate of £0.24 per mile incurred in the proper performance of his duties as part of the Executive's expenses (Clause 7).

6.5
The Company shall provide the Executive with a lap top computer and GSM mobile telephone that the Parties deem is appropriate. conditional upon the Executive complying with his obligations at Clause 17 below, his taking good care of the equipment and returning the equipment to the Company's Head Office in the United Kingdom immediately on the termination of his employment.

6.6	The Executive is entitled to a discretionary bonus in accordance with the scheme set out in Schedule 1 attached to this Agreement, which shall be payable at the Company's absolute discretion.

6.7
The Company shall pay by way of 12 monthly instalments £12,000 per annum into the Executive's personal pension plan (the "Pension Payment") provided that the personal pension plan is approved or provisionally approved by the Inland Revenue; alternatively the Executive may elect to direct some or all of the Pension Payment for the payment of other insurances or memberships.

6.8
The Executive shall be eligible to join the Company's private medical insurance scheme, subject to the rules of the scheme from time to time in force, or Executive may chose to continue his current medical insurance scheme in which case the Company will contribute up to £2,018.00 per year towards the premium cost.

6.9
The Executive may chose to continue his participation in his current life insurance scheme in which case the Company will contribute up to £3,052.00 per year, including tax gross up, toward the premium cost.

6.10
The Executive may chose to continue his participation in his current income protection scheme in which case the Company will contribute up to £18,210.00 per year, including tax gross up, toward the premium cost.

7.	EXPENSES

The Company shall reimburse the Executive for all reasonable travelling, accommodation, entertainment and other out-of-pocket expenses wholly and necessarily incurred by the Executive during the Term in the proper performance of his duties under this Agreement upon production of receipts or such appropriate evidence of payment as the Company may require.

8.	HOLIDAYS

8.1
The Executive shall, in addition to public and bank holidays, be entitled to 25 working days paid holiday in each calendar year or such proportionate number of days as shall correspond to the actual period that the Executive may have worked for the Company during the calendar year, to be taken at such times as shall have been approved by the Board.

8.2	The Company's holiday year runs from 1 January to 31 December.

8.3
The Executive shall not be entitled to carry forward any annual holiday entitlement untaken by him for any reason during the calendar year in which it accrued without the prior written consent of the Board.

8.4
Upon the termination of the Executive's employment the Executive's entitlement to accrued holiday pay shall be calculated on a pro rata basis in respect of each completed month of service in the calendar year in which his employment terminates provided that where:-

8.4.1
the Executive shall have taken more holiday than his accrued entitlement the Company is hereby authorised (for the purposes of Part II of the Employment Rights Act 1996) to make an appropriate deduction from the Executive's final salary payment (and so that to the extent that any sums due to the Executive from the Company are insufficient to cover the excess, the Executive shall pay the balance immediately upon request); and

8.4.2	the Executive's employment is terminated summarily for cause he shall not be entitled to receive any pay in lieu of accrued holiday in excess of his statutory entitlement as at the termination date.

8.5	The Executive shall take any outstanding holiday entitlement during any period of notice, and should the Executive fail to do so, the Executive shall then lose any entitlement to holiday pay in lieu.

8.6
The Company shall be entitled to withhold any entitlement to holiday pay in lieu if the Executive fails to give the Company proper notice of termination or if the Executive leaves before such notice has expired. In such a case the Executive's holiday pay in lieu shall be reduced by the number of days notice not worked. In any case where the Company agrees to waive the requirement for the Executive to work out his notice, this sub-clause shall not apply.

9.	SICKNESS AND INJURY

9.1
If at any time during the Term the Executive is absent from work due to sicknessor injury he shall promptly forward to the Company, if required, evidence of such sickness or injury in a form satisfactory to the Board.

9.2
Provided that the Executive complies with sub-clause 9.1, the Company will pay the Executive his Base Salary together with his benefits under the terms of the Agreement (inclusive of any statutory sick pay) for the first forty days in aggregate of absence in any period of fifty two weeks but shall not be required to pay the Executive any salary and/or other remuneration or benefits for any further periods of such absence in any period of fifty two weeks, although the Company may do so in its sole discretion (it being agreed and understood that any exercise of this discretion by the Company does not give the Executive any right, entitlement or legitimate expectation for the future).

9.3
If any incapacity is caused by any alleged action or wrong of a third party and the Executive decides to claim damages in respect thereof~ the Executive shall use all reasonable endeavours to recover damages for loss of earnings over the period for which salary has been paid or shall be paid to the Executive by the Company under this Clause and shall account to the Company for any such damages recovered (less any costs borne by the Executive in achieving such recovery) in an amount not exceeding the actual salary paid or payable by the Company under this Clause in respect of such period.

9.4
At such time as the Company may reasonably request and at the expense of the Company the Executive agrees to undergo a medical and/or psychological examination by a doctor or doctors of the Company's choice and permit unconditional disclosure of the results of such medical examination to the Company pursuant to the Access to Medical Reports Act 1988, including copies of any documents referred to in any such reports. The Company shall keep the results of such medical examination confidential save insofar as it is necessary to disclose the results for the purpose of obtaining or maintaining any policy of insurance required by the Company or save as required by law.

10.	CONFIDENTIALITY

10.1
The Executive shall not (other than in the proper performance of his duties or with the prior written consent of the Company or unless ordered by a court or other authority of competent jurisdiction) at any time either during the Term or afterwards disclose or communicate to any person or use for his own benefit or the benefit of any person other than the Company or any Associated Company or through any failure to exercise all due care and diligence cause, enable, authorise, assist or permit any unauthorised use or disclosure of any Confidential Information, or attempt or purport to do any of the foregoing.

10.2	All Records embodying or relating to any Intellectual Property or Confidential Information shall be and remain the exclusive property of the Company or the relevant Associated Company.

10.3	The provisions of this Clause 10 shall not apply to any Confidential Information which:-

10.3.1	is in or enters the public domain other than by breach of this Agreement by the Executive; or is obtained from any third party who is lawfully authorised to disclose such information.

10.4
The Executive shall at all times both during the Term and afterwards use best endeavours to prevent the unauthorised use, publication or disclosure of any Confidential Information and shall inform the Company of any actual, suspected or threatened use, publication or disclosure of any Confidential Information in contravention of this Agreement as soon as the same becomes known to the Executive and shall unconditionally render such assistance to restrain such farther use or disclosure as the Company may request.

11.	RECORDS

11.1
During the Term the Executive shall not (otherwise than for the exclusive benefit of the Company or any Associated Company and on the basis that it is the intention of the parties hereto that the Records and any copies or reproductions thereof shall be and remain the exclusive property of the Company or the relevant Associated Company):-

11.1.1	make, copy or reproduce in any form any Records in whole or in part;

11.1.2	use or permit any Records to be used by or for the benefit of any other person;

11.1.3	or attempt or purport to do any of the foregoing or cause, enable, permit, authorize or assist any other person to do any of the foregoing.

11.2
During the Term the Executive shall observe and comply with all security measures introduced by or on behalf of the Company or any Associated Company from time to time to safeguard and protect the Records from theft or unauthorised access by any person or from loss or damage caused by computer bugs or viruses or otherwise howsoever.

11.3	The Executive shall at any time during the Term on request by the Company and in any event immediately upon termination of this Agreement howsoever caused, at the Company's discretion:-

11.3.1	deliver up to the Company or any Associated Company;

11.3.2
and/or destroy, erase or delete from any data storage medium, including without limitation, from any computer hard disk or drive and any floppy disk in the Executive's possession, power, custody or control all Records and/or Confidential Information which the Executive has made, copied, or reproduced in any form, and all other documents, papers, materials or property belonging or relating to the Company or any Associated Company in the Executive's possession, power, custody or control and the Executive shall within two days thereafter serve a written statement signed by him on the Company certifying that he has complied with this Clause 11.3.

12.	INTELLECTUAL PROPERTY

12.1
The Executive shall immediately notify the Company in writing of the general nature of any discovery, invention, idea, development, secret process or improvement in procedure made or discovered by him during the Term (irrespective of whether it was so made or discovered during normal working hours or using the facilities of the Company or any Associated Company and irrespective of whether or not the Executive considers that by virtue of Section 39 Patents Act 1977 or any similar provision of applicable law not capable of exclusion rights thereto fail to vest in the Company or any Associated Company) and which in any way relates or may be related to any product, service, work, method or process of the Company or any Associated Company or to any Confidential Information ("Invention").

12.2
As between the Company or any Associated Company on the one hand and the Executive on the other hand the entitlement to any Invention shall be determined in accordance with the provisions of the Patents Act 1977.

12.3
The Executive shall promptly provide to the Company or any Associated Company full written disclosure of any Invention and if and whenever required by the Company or any Associated Company so to do (whether or not during the Term) shall at the expense of the Company or any Associated Company but without additional payment to the Executive (except to the extent provided in Section 40 Patents Act 1977 or any similar provisions of applicable law) apply or join with the Company or any Associated Company or any other persons in applying for letters patent or other equivalent protection (except only to the extent that by virtue of Section 39 Patents Act 1977 or any similar provision of applicable law not capable of exclusion such rights fail to vest in the Company or any Associated Company) in the United Kingdom and in any other part of the world for such Invention and unconditionally do such things and execute such documents as the Company or any Associated Company may reasonably request.

12.4
It is agreed that (subject only to sub-clause 12.2) the Company or any Associated Company shall be solely and exclusively entitled to the entire and unencumbered Intellectual Property in all works, processes, methods, Inventions and/or products (including without limitation any computer software) made by the Executive during the Tenn and which are connected with or relate in any way to the business of the Company or any Associated Company whether or not so made in the course of the Executive's employment under this Agreement and the

12.4.1
Executive:- undertakes at the expense of the Company or any Associated Company (but without additional payment to the Executive except to the extent provided in Section 40 of the Patents Act 1977 or any similar provisions of applicable law) immediately and unconditionally to execute all documents and do all things as the Company or any Associated Company shall require for the purpose of confirming to and assuring in the name of the Company or any Associated Company such Intellectual Property;

12.4.2
undertakes immediately to inform the Company or any Associated Company of the creation or coming into existence of anything to which this Clause applies; and waives all moral rights in or to anything to which this Clause applies in favour of the Company or any Associated Company and for the avoidance of doubt such waiver shall extend to the licensees and successors in title of the Company or any Associated Company.

12.5
The Executive shall at all times during the Term with the Company and afterwards inform the Company of any actual, suspected or threatened infringement of any Intellectual Property as soon as the same becomes known to the Executive and shall at the cost and expense of the Company unconditionally render such assistance to restrain such further infringement as the Company may request.

12.6
All rights and obligations under this Clause in respect of any Intellectual Property made or discovered by the Executive during the Term shall continue in full force and effect after the termination of the Executive's employment and shall be binding upon his personal representatives.

13.	PROTECTIVE COVENANTS

13.1	In relation to the restrictions set out in this clause:

13.1.1
"Business" means any businesses of the Company and any Associated Company at the Termination Date and with which the Executive was involved to a material degree in the twelve months immediately preceding the Termination Date;

13.1.2
"Customer" means any person, who at any time in the period of twelve months immediately preceding the Termination Date, was a customer, client, agent or distributor of or who had regular dealings with the Company or any Associated Company and with whom or which the Executive had material contact during the Term;

13.1.3	"Employee" means any person who, at the Termination Date, was employed or engaged by the Company or an Associated Company:

13.1.2.1	at a senior or key level and who was a person with whom he had material contact during the period of twelve months prior to the Termination Date; or

13.1.2.2	in a position which reported directly to the Executive either at the Termination Date or at any time in the twelve months immediately preceding that date;

13.1.4
"Supplier" means any person who was a supplier of the Company or any Associated Company at any time in the period of twelve months immediately preceding the Termination Date and with which the Executive had material contact during the Term;

13.1.5	"Termination Date" means the date of termination of the Executive's employment.

13.2
The Executive will not, for a period of twelve months after the Termination Date, canvass, approach or solicit or cause to be canvassed, approached or solicited for orders (in respect of any services provided or goods sold by any Business) or seek to entice away from the Company or any Associated Company any business or trade of a Customer with the intention of supplying goods or services to that Customer so as to compete or seek to compete with any Business.

13.3
The Executive will not, for a period of twelve months after the Termination Date, supply goods, or services to, or otherwise have business dealings with, any Customer in the course of any business or entity which is, or seeks to be, in competition with any Business.

13.4
The Executive will not for a period of twelve months after the Termination Date, for himself or on behalf of any business or entity which is in competition with any Business, employ or offer employment to an Employee, or in any way try to entice an Employee away from the Company or any Associated Company.

13.5
The Executive will not, for a period of twelve months after the Termination Date, be engaged in or concerned in any capacity in any business or entity which is or seeks to be in competition with any Business.

13.6	The Executive will not, for a period of twelve months after the Termination Date contact or interfere or have dealings with any Supplier.

13.7
Nothing in this Clause shall prevent the Executive from being engaged in or by, or participating in, any business or entity to the extent that any of his activities for such business or entity shall relate solely to matters of a type with which the Executive was not materially concerned in the twelve months immediately preceding the Termination Date.

13.8	The restrictions set out in this Clause apply whether the Executive is acting for his own benefit or on behalf of any person and whether he acts directly or indirectly.

13.9
The Executive agrees that in the event of receiving from any person an offer of employment either during the Term or during the continuance in force of any of the restrictions set out above he shall forthwith provide to such person making such offer of employment, a full and accurate copy of this Clause.

13.10
Any period spent by the Executive, either on "Garden Leave" in accordance with sub-clause 14.2 below or serving out notice in accordance with sub-clause 2.1, shall be deducted from the period of restriction referred to in sub-clauses 13.1 to 13.8 above.

14.	TERMINATION

14.1
The Company shall be entitled, during the period of any notice given pursuant to this Clause and without limiting the Company's right to suspend any of the Executive's duties and powers under clause 3.3, to require the Executive to cease to attend at the premises of the Company or any Associated Company or to undertake any work during all or any part of the period of notice. During such period or periods the Executive shall nevertheless remain available to perform any such duties and/or to exercise any such powers, authorities and discretions (if any) if and when called upon to do so by the Company and remain bound (subject to this sub-clause) by the remaining provisions of this Agreement which shall continue to remain in fall force and effect. The Executive shall not be entitled to any payment in damages or be entitled to make bring or base any claim or counterclaim whatsoever upon or as a result of the exercise by the Company of its rights under this sub-clause. The Executive shall continue to receive his salary and other benefits (if any) should the Company exercise its rights under this subclause.  The Executive, in tum, shall remain bound by his obligations of good faith, fidelity and loyalty to the Company such that the Executive shall not compete against the Company, solicit customers or clients of the Company to transfer their business to the Executive or any third party, or otherwise make any secret profit, or solicit members of staff to leave the Company's employment, or breach his obligations not to reveal to any third party Confidential Information.

14.2
The Company may at its absolute discretion elect to terminate the employment of the Executive with immediate effect by paying the Executive's Base Salary only in lieu of notice (excluding any benefits or emolument referable to the employment of the Executive under this Agreement). Furthermore, the Company may in its absolute discretion pay the payment in lieu of notice in equal monthly instalments in arrears on the dates on which the Executive's salary and benefits as would usuaily have been paid and if the Company elects to make such payment by instalments, the Executive's entitlement shall cease immediately on the date on which the Executive accepts an offer of alternative employment or engagement and the Executive shall as soon as reasonably practicable notify the Company in writing of any such acceptance. For the avoidance of doubt, the right of the Company to make a payment in lieu of notice, whether as a lump sum or by way of instalments does not give rise to any right of the Executive to receive such a payment or payments.

14.3	The employment of the Executive may be terminated by the Company with immediate effect without payment in lieu of notice if the Executive:-

14.3.1	commits any serious breach or non observance of any of his duties hereunder or otherwise as an Executive of the Company or any Associated Company; or

14.3.2	commits, (after warning) any persistent or continued breach or non-observance of any of his duties hereunder or otherwise as an Executive of the Company or any Associated Company; or

14.3.3
is guilty of any negligence, gross misconduct or dishonesty in connection with or affecting the business or affairs of the Company or any Associated Company for which the Executive is required to perform duties; or i

14.3.4	s guilty of conduct which in the reasonable opinion of the Board brings or is likely to bring the Executive, the Company or any Associated Company into disrepute; or

14.3.5	is convicted of an arrestable offence other than a road traffic offence for which a non-custodial penalty is imposed; or

14.3.6	becomes bankrupt or makes any arrangement or composition with his creditors generally or has an interim order made against him pursuant to section 252 of the Insolvency Act 1986; or

14.3.7
causes any agreement entered into by the Company or any Associated Company relating to the provision of the Executive's services to be terminated without notice by any other party to such agreement; or

14.3.8	in the reasonable opinion of the Company becomes incapable by reason of mental disorder of discharging his duties; or

14.3.9
is or becomes prohibited by an applicable law or regulation from being a director of the Company or Associated Company or from performing any of his duties, is removed from office pursuant to the Company's articles of association (unless the removal is caused by sickness or injury other than mental disorder) or (except at the request of the Company) the Executive resigns as a director; or

14.3.10	or in any other circumstances where the Company may legally terminate the directorship of the Executive;

14.3.11
is guilty of any breach or non observance of any code of conduct, rule or regulation referred to in Clause 3.1.6 or fails or ceases to be registered with or authorised by (where such registration or authorisation is, in the opinion of the Board, required for the performance of his duties) any regulatory body in the United Kingdom or elsewhere.

14.4	The employment of the Executive shall terminate automatically and without prior notice upon the Executive attaining the age of 60., unless extended by the Parties.

14.5	Upon termination of the Executive's employment for whatever reason:

14.5.1	the Executive shall not take away, conceal or destroy but shall immediately deliver up to the Company all Records and Confidential Information in accordance with Clause 11.3;

14.5.2
the Executive shall not at any time thereafter make any untrue or misleading oral or written statement concerning the business or affairs of the Company or any Associated Company nor represent himself nor permit himself to be held out as being in any way connected with or interested in the business or affairs of the Company or any Associated Company (except as a former employee for the purpose of communications with prospective employers or complying with any applicable statutory requirements); and

14.5.3
the Executive shall immediately repay all outstanding debts or loans due to the Company or any Associated Company and the Company is hereby authorised to deduct from any wages (as defined in Part II of the Employment Rights Act 1996) of the Executive a sum equal to any such debts or loans together with any interest thereon as appropriate; and

14.5.4
the Executive shall upon request by the Company immediately resign from his office as a director of the Company and from all other offices and appointments held by the Executive in or on behalf of the Company or any Associated Company in each case without compensation for loss of office.

14.6
Any rights or obligations of the Executive, the Company or any Associated Company under this Agreement which are expressed to continue or are capable of continuing after the date of termination of his employment shall continue in full force and effect notwithstanding the termination of the Executive's employment.

15.	CORPORATE CHANGE

15.1
Save as otherwise provided for in the Bell Microproducts Inc Management Retention Agreement, if the employment of the Executive is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation or as part of any arrangement for the amalgamation or reconstruction of the Company not involving liquidation and the Executive is offered employment with any concern or undertaking resulting from this reconstruction or amalgamation on terms and conditions which taken as a whole are not less favourable than the terms of this Agreement (and which protect the Executive's continuity of employment) and the Executive unreasonably refuses such an offer then the Executive shall have no claim against the Company in respect of such termination.

16.	DISCIPLINARY AND GRIEVANCE PROCEDURES

16.1
There is no formal disciplinary procedure applicable to the Executive's employment, although the Company shall adopt any statutory disciplinary procedure in force. The Executive shall be expected to maintain the highest standards of integrity and behaviour.

16.2
The Company shall be entitled, in order to investigate any complaint made against the Executive, to suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing.

16.3
If the Executive is not satisfied with any disciplinary decision taken in relation to him, he may apply in writing (within five working days of the decision being notified to him) to the President of Bell Microproducts Inc whose decision shall be final.

16.4	If the Executive has any grievance in relation to his employment he may raise it in writing with the President of Bell Microproducts Inc whose decision shall be final.

16.5
For the avoidance of doubt the disciplinary rules and procedures, grievance and appeal procedures adopted by the Company or notified to the Executive will not form part of the Executive's contract, except as may be required by law.

17.	USE OF ELECTRONIC COMMUNICATIONS

17.1
The Executive shall have access to the Company's email, internet and telephone systems, mobile telephone and other forms of electronic communication for the better performance of his duties provided that the Executive shall not send any emails of a defamatory or abusive nature or which constitute sexual, racial or any other form of harassment and he shall be prohibited from downloading any sexually explicit, pornographic or other offensive material and the Executive indemnifies the Company during and after the Term against all liability arising from the Executive's breach of this sub-clause.

17.2
The Company reserves the right to monitor all electronic communications sent and received by the Executive and to monitor the Executive's internet access, including, as appropriate, the right to open attachments to business and if appropriate other emails and any files or other material downloaded from the internet during and outside office hours and whether for personal or company use. This Clause is without prejudice to the Executive's obligations under Clause 18 (Data Protection).

18.	DATA PROTECTION

18.1
For the purposes of complying with the Data Protection Act 1998 the Executive agrees to provide the Company or any Associated Company with any personal data and sensitive personal data relating to him that either may request and he further consents to the holding and processing (in manual, electronic or any other form) of such data by the Company and/or any Associated Company and/or any agent or third party nominated by the Company and bound by a duty of confidentiality, for the purpose of:

18.1.1	employee related administration;

18.1.2	processing his file and management of its business;

18.1.3	compliance with applicable procedures, laws and regulations;

18.1.4	providing data to extemal suppliers for the provision and administration of his remuneration and any benefits and/or

18.1.5	to evaluate the efficiency of the Company's and any Associated Companies' business systems.

19.	NOTICES

19.1
Notices to be given to either party under this Agreement shall be given in writing by hand or by post addressed, in the case of the Company, to its registered office for the time being marked for the attention of the Chief Executive or, in the case of the Executive, to his last known address.

19.2
Any such notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to have been received 2 days after posting (6 days if sent by air mail) and in proving the time such notice was sent it shall be sufficient to show that the envelope containing it was properly addressed, stamped and posted and any such notice delivered personally shall be deemed to have been given at the time of such delivery.

20.	FORMER SERVICE AGREEMENTS

20.1
This Agreement supersedes all previous agreements and arrangements whether written, oral or implied (if any) relating to the employment of the Executive (such agreements and arrangements (if any) shall be deemed to have been terminated by mutual consent as and with effect from the commencement of the Term) and this Agreement sets out the entire agreement of the parties in relation to the Executive's employment.

21.	POWER OF ATTORNEY

21.1
The Executive hereby irrevocably and by way of security grants to the Company (with power for the Company to grant a separate power to any Associated Company on behalf of the Executive) power of attorney on behalf of the Executive to sign all such documents, execute all such deeds and do or refrain from doing all such things as the Company exercising the power or such concurrent power may in its entire unfettered discretion consider appropriate convenient or necessary in any part of the world for the purposes of fulfilling the Executive's obligations under this Agreement. The Executive shall grant such separate powers of attorney in such form or forms as the Company (or the relevant Associated Company) may reasonably require for such purposes, and the power granted by this Clause shall empower the attorney to grant such further powers in the name and on behalf of the Executive.

21.2
Notwithstanding the foregoing and merely as a matter between the Company (or the relevant Associated Company) and the Executive, the powers granted by the Executive under this Clause shall not be used except with the consent of the Executive or following the failure of the Executive to sign or execute the relevant document or to do or refrain from doing the relevant act forthwith upon request made to the Executive in writing, and no -party dealing with the power of attorney shall be concerned as to whether the procedure of this Clause shall have been followed.

22.	MISCELLANEOUS

22.1
The Executive acknowledges that any breach by him of any of the terms of Clauses 10, 12 and 13 of this Agreement may inflict irreparable damage to the Confidential Information and/or Intellectual Property referred to in those Clauses and entitle the Company or an Associated Company to an injunction as well as to damages, costs and other relief.

22.2
The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver or right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

22.3
In the event of any Clause or sub-clause or parts thereof contained in this Agreement being held invalid or unenforceable by any judicial, arbitral, regulatory or other authority of competent jurisdiction all other Clauses or subclauses or parts thereof contained in this Agreement shall remain in full force and effect to the fullest extent permitted by law and (subject as aforesaid) shall not be affected thereby.

23.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in all respects in accordance with English law and each of the parties hereto submit to the jurisdiction of the Courts of England and Wales.

SIGNED as a DEED by	)
IDEAL HARDWARE LIMITED	)
acting by:-)

/s/ James E. Illson
Director

/s/ W. Donald Bell
Director Secretary

SIGNED as a DEED by the said	)
GRAEME WATT	)	/s/ Graeme Watt
acting by:-

Witness signature		/s/ Daniel Howard

Witness Name:		Daniel Howard
Witness Address:		16 Bedford Street London WC2 9HF
Witness Occupation		Trainee Solicitor

SCHEDULE 1 –BONUS

1.
In addition to the remuneration payable to the Executive pursuant to Clause 6.1, the Executive shall be eligible to receive a bonus under the Bell Microproducts Inc. Management Incentive Plan ("MIP Bonus") for the Company's fmancial year, namely the relevant 12 month fmancial period from January to December (the "Bonus Year").

2.
The Executive's amount of MIP Bonus (if any) in any Bonus Year will be subject to the financial performance of Bell Microproducts, Europe and accomplishment of the Executive's individual objectives as determined by the Board and notified to the Executive from time to time ("MIP Targets").

3.
If the Executive achieves 100% of the agreed MIP Targets, the Executive shall receive a MIP Bonus of £142,500 in that Bonus Year. At the discretion of the Bell Microproducts, Inc. board of directors, Executive may be paid up to 200% of his MIP Bonus for performance that is above the MIP Targets.

4.
For each of the first three quarters ofthe year, Executive will be eligible to be paid a portion of his MIP Bonus to a maximum of to 25% of his annual MIP Bonus, based on performance against his quarterly MIP Targets, with the first three quarterly MIP Bonus payments being an advance of the full year's MIP Bonus.  Each quarter's MIP Bonus shall be paid to the Executive following the quarterly financial audit and close of the relevant quarter and approval of the Bell Microproducts Inc board of directors. The full year's MIP Bonus will be determined at the end of the Bonus Year, and after the financial audit and close of the relevant Bonus Year and approval of the Bell Microproducts Inc board of directors.

5.
During the first year of the Executive's employment, the Executive shall receive a MIP Bonus pro-rated from the Commencement Date to 31 December 2004. In addition, during the period to 31 December 2004 the Executive will receive the following minimum guaranteed MIP Bonus payments:

for the period 1 April 2004 to 30 June 2004	£35,625
for the period 1 July 2004 to 30 September 2004	£17,813
for the period 1 October 2004 to 31 December 2004	£17,813

6.
In the event that the Executive's employment with the Company terminates, either by the Executive electing to terminate his employment (other than for constructive dismissal) or by the Company in accordance with sub-clause 14.3, then the Executive shall forfeit and waive any entitlement to the right to claim any part of the MIP Bonus Year's MIP Bonus not paid. In all other situations, subject to the terms of the Bell Microproducts Inc. Management Incentive Plan, the Executive shall be entitled to a MIP Bonus in respect of the quarter his employment terminates pro-rated in the up to the date of termination of the Executive's employment.

SCHEDULE 2 - CONFIDENTIAL INFORMATION

The following is a non-exhaustive list of matters which in relation to the Company or any Associated Company are considered by the Company or any Associated Company to be confidential and the Executive hereby agrees such matters are confidential:

1.	all trade secrets of the Company or Associated Company;

2.	any and all information relating to prices, discounts, mark-ups, marketing, future business strategy, tenders and any price-sensitive information of the Company or any Associated Company;

3.
any and all customer lists, supplier lists, details of contracts with or requirements of customers and suppliers, and any details relating to information on the Company or any Associated Company's database;

4.	any and all details about the Company or any Associated Company's products, publications, processes, technologies, inventions, analysis or research;

5.	any and all information relating to any computer software (both source code and object code) and other Intellectual Property of the Company or any Associated Company;

6.	any and all technical data, know-how, information or operations manuals of the Company or any Associated Company; and/or

7.	any and all information in respect of which the Company or any Associated Company is bound by an express or implied obligation of confidence to any third party.